Exhibit 10.15

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), is dated as of October 18, 2021 (“Agreement Date”), by and between Palisade Bio, Inc., a Delaware corporation formerly known as Neuralstem Inc. (“Assignor”) and Alto Neuroscience, Inc., a Delaware corporation (the “Assignee”).

WHEREAS Assignor and Assignee are parties to that certain Asset Transfer Agreement dated as of October 18, 2021, pursuant to which Assignor has agreed to sell, convey, deliver, transfer and assign to Assignee, all right, title, and interest in, to and under that certain Exclusive License Agreement by and between Dow AgroSciences LLC and Neuralstem, Inc., dated December 1, 2016 (the “Dow Agreement”).

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Asset Transfer Agreement.

2. Assignment of Dow Agreement. Pursuant to the terms and subject to the terms and conditions of the Asset Transfer Agreement, effective as of the Agreement Date, Assignor hereby assigns to Assignee all right, title and interest in and to the Dow Agreement.

3. Assumption of Liabilities. Pursuant to the terms and subject to the terms and conditions of the Asset Transfer Agreement, Assignee hereby assumes from Assignor all of the Assumed Liabilities in connection with the Dow Agreement.

4. Interpretation; Successors. Nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions set forth in the Asset Transfer Agreement nor shall this Agreement reduce, expand or enlarge any remedies under the Asset Transfer Agreement. This Agreement is intended only to effect the sale, assignment, transfer, conveyance and delivery of the Dow Agreement by Assignor to Assignee, and the assignment by Seller, and the assumption by Buyer, of the Assumed Liabilities, in each case pursuant to the Asset Transfer Agreement, and shall be governed entirely in accordance with the terms and conditions of the Asset Transfer Agreement. This Agreement shall be binding upon and inure solely to the benefit of Assignor, Assignee and their respective successors and assigns in accordance with the terms of the Asset Transfer Agreement.

5. Governing Law. This Assignment and Assumption Agreement shall be governed by, construed, and interpreted in accordance with the laws of the State of California, without reference to principles of conflicts of laws.

IN WITNESS WHEREOF, Assignor and Assignee, by their duly-authorized officers, have signed and delivered this Assignment and Assumption Agreement as of the date set forth above.

ASSIGNOR:

Palisade Bio, Inc.

By:	/s/ Thomas M Hallam
Thomas M Hallam, CEO, Nov 24, 2021

ASSIGNEE:

Alto Neuroscience, Inc.

By:	/s/ Dan Segal
Dan Segal, COO, Nov 24, 2021

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